EXHIBIT 4.2
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                          FIRST AMENDMENT TO
                          SECURITY AGREEMENT
                 (First Priority/Membership Interest)


     This First Amendment to Security Agreement (First Priority/Membership Interest) (this "Amendment") is made and entered into as of December 1, 2004, by and between JMB/245 Park Avenue Associates, Ltd., an Illinois limited partnership (herein, together with its successors and assigns, "Borrower") and JMB Realty Corporation, a Delaware corporation (herein, together with its successors and assigns, "JMB").

     WHEREAS, the Borrower and JMB have previously entered into that certain Security Agreement (First Priority/Membership Interest), dated as of May 7, 2001 (as such agreement may have been further amended, as herein amended and as it may hereafter be amended, restated or modified, the "Security Agreement"); and,

     WHEREAS, the Security Agreement continues to secure, to the extent outstanding, the obligations of Borrower under that certain Second Amended and Restated Promissory Note, dated as of August 1, 1995, in the original principal amount of $25,000,000.00, made by Payor payable to Payee, as amended by that certain Amendment No. 1 to Second Amended and Restated Promissory Note, dated as of January 3, 2001 (collectively, as such note may be further amended, restated, split or modified, including by that certain Note Split Agreement, dated as of October 8, 2004, the "Restated Promissory Note II"); and,

     WHEREAS, concurrently with this Amendment, Borrower has executed and delivered to JMB, that certain Demand Note, dated as of December 1, 2004 (as such note may be further amended, restated or modified, the "Third Demand Note); and,

     WHEREAS, the Restated Promissory Note II and Third Demand Note, to the extent not previously satisfied in full, are herein referred to as the "JMB 245 Notes"; and,

     WHEREAS, the parties wish to amend the Security Agreement to also secure the Third Demand Note, effective as of the date hereof, all as more fully set forth herein; and,

     WHEREAS, capitalized terms not defined herein shall have the meaning ascribed thereto in the Security Agreement, and capitalized that are defined herein shall henceforth also be defined in the same manner in the Security Agreement.

     NOW THEREFORE, in consideration of the mutual promises contained herein, the Partners hereby agree as follows:

     1. DEFINITION. The definition of "JMB 245 Notes" is hereby amended to include (in addition to all other notes within the definition thereof) the Third Demand Note.

     2. WARRANTIES RESTATED. Borrower hereby remakes to JMB all of the representations and warranties set forth in Section 3 of the Security Agreement (as amended by this Amendment) as of the date hereof.

     3. CONSTRUCTION. The Security Agreement is hereby amended, ratified and reconfirmed by the parties hereto to the extent required to give effect to this Amendment.



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     4.    EFFECT.  Except as set forth in this Amendment, all the terms and provisions of the Security Agreement shall continue in full force and effect.

     5. COUNTERPARTS; CAPTIONS AND HEADINGS. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Captions and headings are for descriptive purposes only and shall not control or alter the meaning of this Amendment as set forth in the text.


     IN WITNESS WHEREOF, the Borrower and JMB have executed this Amendment as of the date first written above.


JMB/245 PARK AVENUE ASSOCIATES,        JMB REALTY CORPORATION,
LTD.,                                  a Delaware corporation
an Illinois limited partnership

By:  JMB PARK AVENUE, INC.,            By:   /s/ Rigel Barber
     Corporate General Partner               ------------------------
                                       Its:  EVP

     By:   /s/ Patrick Meara
           -----------------------
     Its:  President